April 22, 2010                                                                                                                     FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings of $0.34 Per Diluted Common Share

Financial Results for the Quarter:

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the “well capitalized” thresholds established by regulators. The Company’s capital ratios were not significantly different from December 31, 2009, ratios.

•
Total Loans:  Total gross loans, including FDIC-covered loans, decreased $52.5 million, or 2.5%, from December 31, 2009. The Company’s portfolio, excluding FDIC-covered loans, was relatively flat from December 31, 2009, and experienced increases in commercial real estate loans and decreases in construction loans. A large portion of the decrease in total gross loans was due to decreases in the FDIC-covered loan portfolios. The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by FDIC loss sharing agreements, was 2.40%, 2.35%, and 1.73% at March 31, 2010, December 31, 2009, and March 31, 2009, respectively.

•
Total Deposits:  Total deposits increased $81.2 million, or 3.0%, from December 31, 2009. The Company increased checking account deposits by $51.7 million, or 4.8%, from the end of 2009. The Company continues to retain a high percentage of customer deposits acquired through the two FDIC-assisted transactions in 2009.

•
Net Interest Income:  Net interest income for the first quarter of 2010 increased $9.1 million to $26.6 million compared to $17.5 million for the first quarter of 2009. The net interest margin was 3.47% in the quarter ended March 31, 2010, compared to 2.81% in the same period in 2009. The net interest margin in the first quarter of 2010 also increased 13 basis points from the quarter ended December 31, 2009.  Compared to the year-ago quarter, higher loan balances and lower deposit rates were drivers of the increase in net interest income.

•
Non-performing Assets: Non-performing assets, excluding FDIC-covered non-performing assets, at March 31, 2010, were $80.0 million, an increase of $15.0 million from $65.0 million at December 31, 2009.  Non-performing assets as a percentage of total assets were 2.17% at March 31, 2010, compared to 1.79% at December 31, 2009.  Compared to December 31, 2009, non-performing loans increased $428,000 to $26.9 million while foreclosed assets increased $14.5 million to $53.0 million.

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended March 31, 2010, were $0.34 per diluted common share ($4.7 million) compared to the $2.10 per diluted common share ($28.4 million) during the quarter ended March 31, 2009.  The 2009 period was significantly impacted by the gain recognized related to a business acquisition.

For the three months ended March 31, 2010, return on average equity was 8.87%; return on average assets was 0.60%; and net interest margin was 3.47%.

More

Great Southern President and CEO Joseph W. Turner commented, “While the economic environment continues to be challenging, our Company remains committed to emerge from this cycle a better and stronger company for our shareholders. We believe our underlying operating engine that has been the foundation of our Company’s past success is as strong as ever and will have us well-positioned as the economy improves. We are focused on our customers and working to ensure that the full power of our Company reaches every customer in our expanded five-state franchise.

“In light of the significant expansion of our franchise in 2009 with the two FDIC-assisted transactions, we are carefully analyzing our revenue drivers and expenses so that we can maximize our income and efficiency.  Both acquired institutions are now fully integrated operationally into the Company; however, we still are reviewing our operations to make sure we are tapping into all the inherent value of all of our markets.

“The significant drivers of our results in the first quarter of 2010 were primarily related to increases in net interest income and non-interest expense. The two FDIC-assisted transactions in 2009 played a central role in these two components. Interest income increased due to additional loan balances and our cost of funds decreased due to a more favorable deposit mix gained from the acquisitions as well a general repricing down with market interest rates of the deposit portfolio. Increased expenses were mainly related to the growth of the Company and problem asset resolution.”

Turner continued, “Asset quality and the resolution of non-performing assets remain at the forefront.  While our non-performing assets total increased in the first quarter, much of the increase was in foreclosed assets indicating our continued progress in resolving non-performing credits. Non-performing loan totals changed little from the prior quarter and potential problem loan totals decreased from the previous quarter. To remain well reserved against inherent credit losses, we maintained the allowance for loan and lease losses with a provision of $5.5 million during the quarter. While we are working through many of our problem credits and making progress, we expect non-performing assets, loan loss provisions and net charge-offs to continue to be elevated, but at manageable levels.

“Great Southern continues to be in a strong capital and liquidity position. Total deposits continued to grow from the previous quarter; with much of the growth coming from customer checking accounts. While our gross loan totals were down slightly from December 31, 2009, we did see increases in commercial real estate loans and multi-family mortgages. Loan demand is low, but we are seeing some activity in most of our major markets.”

Selected Financial Data:

(Dollar in thousands)

	Three Months Ended March 31,
	2010	2009
Net interest income	$26,571	$17,530
Provision for loan losses	5,500	5,000
Non-interest income	8,997	47,546
Non-interest expense	22,143	14,655
Provision for income taxes	2,387	16,246
Net income	$5,538	$29,175

Net income available to common shareholders	$4,699	$28,351
Earnings per diluted common share	$0.34	$2.10

More

NET INTEREST INCOME

Net interest income for the first quarter of 2010 increased $9.1 million to $26.6 million compared to $17.5 million for the first quarter of 2009. Net interest margin was 3.47% in the quarter ended March 31, 2010, compared to 2.81% in the same period in 2009, an increase of 66 basis points. Compared to the three months ended December 31, 2009, net interest margin increased 13 basis points. The average interest rate spread was 3.47% in the three months ended March 31, 2010, compared to 2.69% in the three months ended March 31, 2009. The average interest rate spread increased 18 basis points compared to the average interest rate spread of 3.29% in the three months ended December 31, 2009.

As noted above, the Company’s net interest margin increased compared to the same quarter in the prior year and also increased compared to December 31, 2009. The Company’s margin was positively impacted primarily  by a change in the deposit mix. The addition of the TeamBank and Vantus Bank core deposits during 2009 provided a relatively lower cost funding source, which allowed the Company to reduce some of its higher cost funds. In the latter quarters of 2009, the Company redeemed brokered deposits or replaced them with lower rate deposits and as retail certificates of deposit matured they were replaced with certificates of deposit with lower market rates of interest. In addition, the TeamBank and Vantus Bank loans were recorded at their fair value at acquisition, which provided a current market yield on the portfolio.  As compared to March 31, 2009, the yield on loans increased 18 basis points in addition to an increase in the average balance of the loan portfolio of $306 million.  This combination of lower rates being paid on deposits as they reprice and growth in both the loan portfolio and yield on loans compared to the year-ago quarter resulted in the increased net interest margin at March 31, 2010.

The average balance of cash and cash equivalents in the three months ended March 31, 2010, was $520 million. This cash level is higher than our historical average.

The Federal Reserve last cut interest rates on December 16, 2008. Great Southern has a significant portfolio of loans which are tied to a “prime rate” of interest. Some of these loans are tied to some national index of “prime,” while most are indexed to “Great Southern prime.” The Company has elected to leave its “prime rate” of interest at 5.00% in light of the current highly competitive funding environment for deposits and wholesale funds. This has not affected a large number of prime-based customers, as a majority of the loans indexed to “Great Southern prime” are already at interest rate floors, which are provided for in individual loan documents. At its most recent meeting on March 16, 2010, the Federal Reserve Board elected to leave the Federal Funds rate unchanged and did not indicate that rate changes are imminent.

For additional information on net interest income components, refer to “Average Balances, Interest Rates and Yields” tables in this release. This table is prepared including the impact of the accounting changes for interest rate swaps.

NON-INTEREST INCOME

Non-interest income decreased to $9.0 million for the first quarter of 2010 compared to $47.5 million for the first quarter of 2009, primarily as a result of the following items:

•
FDIC-assisted acquisition:  In the first quarter of 2009, a one-time gain of $43.9 million was recorded related to the fair value accounting estimate of the TeamBank assets acquired and liabilities assumed from the FDIC on March 20, 2009.

•
Interest rate swaps: The change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits resulted in $847,000 of income in the first quarter of 2009. This income

More

was part of a 2005 accounting restatement in which approximately $3.4 million (net of taxes) was charged against retained earnings in 2005. This charge was recovered in subsequent periods as interest rate swaps matured or were terminated by the swap counterparty. There was no impact in the first quarter of 2010 and there will be no impact in future quarters.

Partially offsetting the above income items recognized during the first quarter of 2009 were the following increases during the first quarter of 2010:

•
Securities gains, losses and impairments: During the first quarter of 2010, no securities were sold and therefore, no gains or losses were recognized.  Also, based on analyses of the securities portfolio, no impairment write-downs were necessary.  However, during the first quarter of 2009, a $4.0 million loss was recorded as a result of an impairment write-down in the value of certain available-for-sale equity investments, investments in bank trust preferred securities and an investment in a non-agency CMO. The Company continues to hold the majority of these securities in the available-for-sale category.

•
Deposit account charges: Deposit account charges and ATM and debit card usage fees increased $1.2 million, or 36.6%, in the three months ended March 31, 2010, compared to the same period in 2009. A large portion of this increase was the result of the customers added in the 2009 FDIC-assisted acquisitions as well as organic growth in the legacy Great Southern footprint.

•
Accretion of income related to 2009 acquisitions:  Additional income of $900,000 was recorded due to the discount related to the FDIC indemnification assets booked in connection with the 2009 acquisitions. Additional income will be recognized in future periods as loans are collected from customers and as reimbursements of losses are collected from the FDIC, but we cannot estimate the timing of this income due to the variables associated with these transactions.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2010 was $22.1 million compared with $14.7 million for the first quarter of 2009, or an increase of $7.4 million, or 51.1%. The expense increase in the 2010 period was primarily related to the Company’s FDIC-assisted acquisitions and general growth of the Company. The following were key items related to the increases in non-interest expense in the 2010 period:

•
TeamBank  FDIC-assisted acquisition: A portion of the Company’s increase in non-interest expense in the first quarter of 2010 compared to the same period in 2009 related to the FDIC-assisted acquisition of the former TeamBank and its ongoing operation. In the three months ended March 31, 2010, non-interest expenses related to the operations of the former TeamBank were $2.2 million. The largest expense increases were in the areas of salaries and benefits and occupancy and equipment expenses.  In addition, this growth has led to other increased non-interest expenses related to TeamBank, primarily in lending and support and operational functions, that have been absorbed in other pre-existing areas of the Company.

•
Vantus Bank FDIC-assisted acquisition:  The Company’s increase in non-interest expense in the first quarter of 2010 compared to the same period in 2009 also included expenses related to the FDIC-assisted acquisition of former Vantus Bank and its ongoing operation. In the three months ended March 31, 2010, non-interest expenses associated with Vantus Bank were $2.4 million. The largest expense increases were in the areas of salaries and benefits and occupancy and equipment expenses. In addition, other non-interest expenses related to the operation of other areas of the former Vantus Bank, such as lending and certain support functions, were absorbed in other pre-existing areas of the Company, resulting in increased non-interest expense.

More

•
New banking centers: The Company’s increase in non-interest expense in the first quarter of 2010 compared to the same period in 2009 also related to the continued internal growth of the Company. The Company opened its first retail banking center in Creve Coeur, Mo., in May 2009, and its second banking center in Lee’s Summit, Mo., in late September 2009. In the quarter ended March 31, 2010, compared to the quarter ended March 31, 2009, non-interest expenses increased $243,000 associated with the ongoing operation of these locations.

•
FDIC insurance premiums:  In the first quarter of 2010, the Company incurred deposit insurance expense of $947,000 compared to $799,000 in the first quarter of 2009.  In 2009, the FDIC significantly increased insurance premiums for all banks, nearly doubling the regular quarterly deposit insurance assessments.  On November 12, 2009, the FDIC adopted a final rule amending the assessment regulations to require insured depository institutions to prepay their estimated quarterly regular risk-based assessments for the first quarter of 2010, and for all of 2010, 2011 and 2012 on December 30, 2009.  The Company prepaid $13.2 million, which will be expensed in the normal course of business throughout this three-year period.

•
Foreclosure-related expenses: Due to the increase in levels of foreclosed assets, foreclosure-related expenses increased $1.4 million in the three months ended March 31, 2010, compared to the same period in 2009.

The Company’s efficiency ratio for the quarter ended March 31, 2010, was 62.26% compared to 22.52% for the same quarter in 2009. The efficiency ratio in the first quarter of 2010 was negatively impacted by expenses related to the operations of the acquired banking centers and other operational areas of TeamBank and Vantus Bank, increased expenses related to foreclosures and loan collections and FDIC deposit insurance premiums.  The efficiency ratio in the first quarter of 2009 was significantly positively impacted by the TeamBank-related one-time gain and negatively impacted by the investment securities impairment write-downs recorded by the Company.  The Company’s ratio of non-interest expense to average assets increased from 1.97% for the three months ended March 31, 2009, to 2.17% for the three months ended March 31, 2010 as a result of the increased expenses mentioned above.

INCOME TAXES

For the three months ended March 31, 2010, the Company’s effective tax rate was 30.1%, due to additional tax-exempt investments and tax-exempt loans obtained in the acquisitions. This tax-exempt income was slightly higher relative to overall taxable income compared to other reporting periods.  In future periods, the Company expects its effective tax rate to be 32-36%.

CAPITAL

As of March 31, 2010, total stockholders’ equity was $301.0 million (8.2% of total assets). As of March 31, 2010, common stockholders’ equity was $244.9 million (6.6% of total assets), equivalent to a book value of $18.24 per common share.  Total stockholders’ equity at December 31, 2009, was $298.9 million (8.2% of total assets). As of December 31, 2009, common stockholders’ equity was $242.9 million (6.7% of total assets), equivalent to a book value of $18.12 per common share.

At March 31, 2010 and December 31, 2009, the Company’s tangible common equity to total assets ratio was 6.5%. Tangible common equity to total risk-weighted assets ratio was 11.6% at March 31, 2010.

More

As of March 31, 2010, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of March 31, 2010, the Company’s Tier 1 leverage ratio was 8.56%, Tier 1 risk-based capital ratio was 15.20%, and total risk-based capital ratio was 16.46%. On March 31, 2010, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 7.38%, Tier 1 risk-based capital ratio was 13.12%, and total risk-based capital ratio was 14.38%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s voluntary Capital Purchase Program (CPP), a part of the Emergency Economic Stabilization Act of 2008, designed to provide capital to healthy financial institutions to promote confidence and stabilization in the economy. At the time the Company was approved to participate in the CPP in December 2008, it exceeded all “well-capitalized” regulatory benchmarks.  The Company issued to the U.S. Treasury 58,000 shares of the Company’s newly authorized Fixed Rate
Cumulative Perpetual Preferred Stock, Series A, for an aggregate purchase price of $58.0 million. Great Southern also issued to the U.S. Treasury a warrant to purchase 909,091 shares of common stock at $9.57 per share.

Through its preferred stock investment, the Treasury receives a cumulative dividend of 5% per year for the first five years, or $2.9 million per year, and 9% per year thereafter. The preferred shares are callable at 100% of the issue price, subject to the approval of the Company’s primary federal regulator.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses increased $500,000, from $5.0 million during the three months ended March 31, 2009, to $5.5 million during the three months ended March 31, 2010. The allowance for loan losses increased $470,000, or 1.2%, to $40.6 million at March 31, 2010, compared to $40.1 million at December 31, 2009. Net charge-offs were $5.0 million in the three months ended March 31, 2010, versus $4.0 million in the three months ended March 31, 2009. Five relationships make up $2.5 million of the net charge-off total for the 2010 first quarter. Two of these relationships are included in non-performing loans, and one relationship is included in foreclosed assets. In addition, general market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to increased provisions and charge-offs. As properties were transferred into non-performing loans or foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. More recently, additional procedures have been implemented to provide for more frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans supported by the FDIC loss sharing agreements, was 2.40%, 2.35%, and 1.73% at March 31, 2010, December 31, 2009, and

More

March 31, 2009, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions.  If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank and Vantus Bank non-performing assets, including foreclosed assets, are not included in the non-performing assets totals and non-performing loans, potential problem loans and foreclosed assets discussed below because losses from these assets are substantially covered under loss sharing agreements with the FDIC.  In addition, FDIC-covered assets were recorded at their estimated fair values as of March 20, 2009, and September 4, 2009, respectively.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at March 31, 2010, were $80.0 million, an increase of $15.0 million from $65.0 million at December 31, 2009.  Non-performing assets as a percentage of total assets were 2.17% at March 31, 2010, compared to 1.79% at December 31, 2009.  Compared to December 31, 2009, non-performing loans increased $428,000 to $26.9 million while foreclosed assets increased $14.5 million to $53.0 million.  Construction and land development loans comprised $8.0 million, or 30%, of the total $26.9 million of non-performing loans at March 31, 2010.

Non-performing Loans. As of March 31, 2010 the total dollar amount of non-performing loans changed little from December 31, 2009, increasing just $428,000 to $26.9 million.  The following are significant additions to non-performing loans during the three months ended March 31, 2010:

•	A $2.1 million relationship, secured by a motel located in Springfield, Mo. The motel is operating but experiencing low occupancy rates and cash flow difficulties.
•
A $1.4 million relationship, secured by spec houses and lots located in Southwest Missouri. Property sales have been slow, and in an attempt to generate cash flow, the borrower has rented several of the properties.

Offsetting these increases were the transfers of the following two significant loan relationships to the Foreclosed Assets category:

•
A $2.8 million relationship, secured primarily by the real estate of three car dealerships in Southwest Missouri. This relationship was charged down approximately $273,000 prior to foreclosure of the real estate of two of the three car dealerships totaling $1.7 million in the first quarter of 2010.

•
A $1.4 million relationship, secured by a subdivision and spec houses in the Branson, Mo. area.  This relationship was charged down approximately $138,000 prior to foreclosure in the first quarter of 2010.

At March 31, 2010, four other significant loan relationships totaling $9.3 million remained in the non-performing loans category from December 31, 2009.  These relationships were described in the Company’s December 31, 2009 Annual Report on Form 10-K under “Non-performing Loans”.  During the quarter ended March 31, 2010, the activity for these four relationships included $395,000 in charge-offs, $400,000 in additions to the category and $474,000 in transfers to the foreclosed assets category.  At March 31, 2010, six significant relationships totaled $12.8 million or 47.4% of the non-performing loans category.

More

Potential Problem Loans.  Potential problem loans decreased $13.0 million during the three months ended March 31, 2010, from $50.5 million at December 31, 2009, to $37.5 million at March 31, 2010.  Potential problem loans are loans which management has identified as having possible credit problems that may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in non-performing assets. During the three months ended March 31, 2010, potential problem loans decreased primarily due to the transfer of three unrelated relationships totaling $13.4 million to non-performing asset categories. These three relationships include:

•
A $9.6 million relationship secured by condominium units and commercial land located near Lake of the Ozarks, Mo., which was transferred to non-performing assets and subsequently transferred to foreclosed assets. The relationship was charged-down approximately $1.4 million at foreclosure, resulting in a transfer balance of $8.2 million.

•	A $2.1 million relationship (discussed above) secured by a motel located in Springfield, Mo., which was transferred to non-performing loans.
•
A $1.7 million relationship (discussed above as a $1.4 million relationship) secured by spec houses and lots located in Southwest Missouri which was also transferred to non-performing loans.  During the first quarter of 2010, one loan included in this relationship was paid off due to the sale of the collateral, reducing the relationship $170,000, and a charge-off of $164,000 was also recorded.

At March 31, 2010, nine significant relationships accounted for $29.7 million of the total Potential Problem Loan balance of $37.5 million. Nine significant relationships remain from December 31, 2009 and were previously described in the Company’s December 31, 2009, Annual Report on Form 10-K under “Potential Problem Loans”.

Foreclosed Assets.  Foreclosed assets increased a net $14.5 million during the three months ended March 31, 2010, from $38.5 million at December 31, 2009, to $53.0 million at March 31, 2010.  During the three months ended March 31, 2010, foreclosed assets increased primarily due to the addition of four relationships totaling $16.9 million which are described below:

•	An $8.2 million relationship (discussed above as a $9.6 million relationship) consisting of condominium units and commercial land located near Lake of the Ozarks, Mo.
•	A $5.7 million relationship consisting of condominium units located near Lake of the Ozarks, Mo.
•	A $1.7 million relationship (discussed above as a $2.8 million relationship) consisting of the real estate of two car dealerships in Southwest Missouri.
•
A $1.3 million relationship (discussed above as a $1.4 million relationship prior to a charge-off) consisting of a residential subdivision, a commercial subdivision, lots and spec houses in the Branson, Mo. area.

At March 31, 2010, twelve separate relationships comprised $36.6 million, or 68.9%, of the total foreclosed assets balance.  In addition to the four new relationships described above, eight other of these relationships were previously described more fully in the Company’s December 31, 2009, Annual Report on Form 10-K under “Foreclosed Assets”.  During the quarter ended March 31, 2010, the activity for these eight relationships included $1.1 million in sales and $400,000 in charge-offs, partially offsetting the increases discussed above.

BUSINESS INITIATIVES

As part of our overall long-term strategic plan, the Company plans to open two to three banking centers per year as market conditions warrant. In May, the Company expects to open its first full-service retail banking center in Rogers, Ark., pending final regulatory approval. The banking center would operate from the same office building as the Company’s existing loan production office and Great Southern Travel agency.

More

Two other banking centers are expected to open later in 2010. The Company will build its first facility in Forsyth, which is part of the Branson, Mo., market area. The facility, located at 15695 Highway 160 and east of Branson, will complement the Company’s four banking centers operating in this area.

A full-service banking center in Des Peres will be the Company’s second location in the St. Louis metropolitan area. The Des Peres location at 11689 Manchester is approximately seven miles from the Company’s Creve Coeur, Mo., banking center, which opened in May 2009. The Company also operates a loan production office and two Great Southern Travel offices in the St. Louis market.

Great Southern plans to continue its participation in the FDIC’s Transaction Account Guarantee (TAG) program (a part of the Temporary Liquidity Guarantee Program), in light of the FDIC’s recent announcement to extend the program to December 31, 2010. In the extended program, Great Southern is purchasing additional FDIC insurance coverage for its customers with noninterest-bearing transaction accounts. These accounts will be fully insured by the FDIC regardless of the account balance. Coverage under the TAG program is in addition to and separate from the coverage available under the FDIC’s general deposit insurance rules.

Great Southern Bancorp, Inc. will hold its 21st Annual Meeting of Shareholders at 10:00 a.m. CDT on Wednesday, May 12, 2010, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo.  Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, March 3, 2010, can vote at the annual meeting, either in person or by proxy. Material to be presented at the Annual Meeting will be available on the company’s Web site, www.greatsouthernbank.com, prior to the start of the meeting.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol “GSBC”. The last reported sale price of GSBC stock in the quarter ended March 31, 2010, was $22.44.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 72 banking centers and more than 200 ATMs in Missouri, Iowa, Kansas and Nebraska. The Company also serves lending needs through a loan production office in Rogers, Ark.

www.greatsouthernbank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three months ended March 31, 2010, and 2009, are not necessarily indicative of the results of operations, which may be expected for any future period.

	March 31,	December 31,
	2010	2009
Selected Financial Condition Data:	(Dollars in thousands)

Total assets	$3,689,035	$3,641,119
Loans receivable, gross	2,069,735	2,122,226
Allowance for loan losses	40,571	40,101
Foreclosed assets, net	56,567	41,660
Available-for-sale securities, at fair value	730,889	764,291
Deposits	2,795,171	2,713,961
Total borrowings	561,961	591,908
Total stockholders’ equity	301,044	298,908
Common stockholders’ equity	244,913	242,891
Non-performing assets (excluding FDIC-covered assets)	79,960	65,001

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2010	2009	2009
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$39,754	$34,300	$41,861
Interest expense	13,183	16,770	15,482
Net interest income	26,571	17,530	26,379
Provision for loan losses	5,500	5,000	7,500
Non-interest income	8,997	47,546	9,150
Non-interest expense	22,143	14,655	20,875
Provision for income taxes	2,387	16,246	1,874
Net income	$5,538	$29,175	$5,280
Net income available-to-common shareholders	$4,699	$28,351	$4,443

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2010	2009	2009
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$.34	$2.10	$.32
Book value	$18.24	$15.70	$18.12

Earnings Performance Ratios:
Annualized return on average assets	0.60%	4.13%	0.57%
Annualized return on average stockholders’ equity	8.87%	63.37%	8.55%
Net interest margin	3.47%	2.81%	3.34%
Average interest rate spread	3.47%	2.69%	3.29%
Efficiency ratio	62.26%	22.52%	58.75%
Non-interest expense to average total assets	2.17%	1.97%	2.20%

Asset Quality Ratios (excluding FDIC-supported assets):
Allowance for loan losses to period-end loans	2.40%	1.73%	2.35%
Non-performing assets to period-end assets	2.17%	1.81%	1.79%
Non-performing loans to period-end loans	1.30%	1.22%	1.24%
Annualized net charge-offs to average loans	1.18%	0.91%	1.43%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	March 31, 2010	December 31, 2009
Assets

Cash	$329,953	$242,723
Interest-bearing deposits in other financial institutions	236,198	201,853
Cash and cash equivalents	566,151	444,576

Available-for-sale securities	730,889	764,291
Held-to-maturity securities	16,290	16,290
Mortgage loans held for sale	6,611	9,269
Loans receivable (1), net of allowance for loan losses of $40,571 – March 2010; $40,101 – December 2009	2,029,164	2,082,125
FDIC indemnification asset	135,864	141,484
Interest receivable	14,482	15,582
Prepaid expenses and other assets	72,581	66,020
Foreclosed assets held for sale (2), net	56,567	41,660
Premises and equipment, net	43,363	42,383
Goodwill and other intangible assets	5,992	6,216
Federal Home Loan Bank stock	11,081	11,223

Total Assets	$3,689,035	$3,641,119

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$2,795,171	$2,713,961
Federal Home Loan Bank advances	168,125	171,603
Securities sold under reverse repurchase agreements with customers	309,478	335,893
Structured repurchase agreements	53,181	53,194
Short-term borrowings	248	289
Subordinated debentures issued to capital trust	30,929	30,929
Accrued interest payable	6,215	6,283
Advances from borrowers for taxes and insurance	1,261	1,268
Accounts payable and accrued expenses	9,246	9,423
Current and deferred income taxes	14,137	19,368

Total Liabilities	3,387,991	3,342,211

Stockholders’ Equity
Capital stock
Serial preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding 58,000 shares	56,131	56,017
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2010 – 13,428,350 shares, December 2009 – 13,406,403 shares	134	134
Common stock warrants; 909,091 shares	2,452	2,452
Additional paid-in capital	20,312	20,180
Retained earnings	211,189	208,625
Accumulated other comprehensive gain	10,826	11,500

Total Stockholders’ Equity	301,044	298,908

Total Liabilities and Stockholders’ Equity	$3,689,035	$3,641,119

(1)
At March 31, 2010 and December 31, 2009, includes loans net of discounts totaling $388.8 and $425.7 million, respectively, which are subject to significant FDIC support through loss sharing agreements.

(2)
At March 31, 2010 and December 31, 2009, includes foreclosed assets net of discounts totaling $3.5 and $3.1 million, respectively, which are subject to significant FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2010	2009	2009
Interest Income
Loans	$32,194	$26,731	$33,754
Investment securities and other	7,560	7,569	8,107
	39,754	34,300	41,861
Interest Expense
Deposits	10,657	14,040	12,432
Federal Home Loan Bank advances	1,397	945	1,463
Short-term borrowings and repurchase agreements	993	1,532	1,440
Subordinated debentures issued to capital trust	136	253	147
	13,183	16,770	15,482

Net Interest Income	26,571	17,530	26,379
Provision for Loan Losses	5,500	5,000	7,500
Net Interest Income After Provision for Loan Losses	21,071	12,530	18,879

Noninterest Income
Commissions	2,066	1,861	1,566
Service charges and ATM fees	4,583	3,355	5,045
Net gains on loan sales	793	605	819
Net realized gains (losses) on sales and impairments of available-for-sale securities	—	(3,985)	322
Late charges and fees on loans	204	138	159
Change in interest rate swap fair value net of change in hedged deposit fair value	—	847	—
Initial gain recognized on business acquisition	—	43,876	—
Accretion of income related to business acquisition	900	—	500
Other income	451	849	739
	8,997	47,546	9,150

Noninterest Expense
Salaries and employee benefits	11,036	7,916	11,321
Net occupancy expense	3,489	2,771	3,498
Postage	832	566	792
Insurance	1,133	954	1,149
Advertising	218	216	482
Office supplies and printing	463	179	401
Telephone	542	345	520
Legal, audit and other professional fees	665	669	587
Expense on foreclosed assets	2,167	752	674
Other operating expenses	1,598	287	1,451
	22,143	14,655	20,875

Income Before Income Taxes	7,925	45,421	7,154
Provision for Income Taxes	2,387	16,246	1,874
Net Income	5,538	29,175	5,280
Preferred Stock Dividends and Discount Accretion	839	824	837

Net Income Available to Common Shareholders	$4,699	$28,351	$4,443

Earnings Per Common Share
Basic	$.35	$2.12	$.33
Diluted	$.34	$2.10	$.32

Dividends Declared Per Common Share	$.18	$.18	$.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $423,000 and $438,000 for the periods ended March 31, 2010, and 2009, respectively.  Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	March 31, 2010	Three Months Ended March 31, 2010			Three Months Ended March 31, 2009
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.82%	$347,039	$5,148	6.02%	$240,419	$3,577	6.03%
Other residential	5.88	216,743	3,285	6.14	126,371	1,865	5.98
Commercial real estate	6.19	714,677	11,208	6.36	502,779	7,695	6.21
Construction	5.68	353,785	4,867	5.58	552,717	7,731	5.67
Commercial business	5.73	169,149	2,870	6.88	131,172	2,038	6.30
Other loans	7.57	239,636	3,752	6.35	191,842	2,845	6.02
Industrial revenue bonds	6.07	70,573	1,064	6.11	60,224	980	6.60

Total loans receivable	6.02	2,111,602	32,194	6.18	1,805,524	26,731	6.00

Investment securities and other interest-earning assets	4.43	994,457	7,560	3.08	724,155	7,569	4.24

Total interest-earning assets	5.15	3,106,059	39,754	5.19	2,529,679	34,300	5.50
Non-interest-earning assets:
Cash and cash equivalents		302,663			224,845
Other non-earning assets		270,460			71,251
Total assets		$3,679,182			$2,825,775

Interest-bearing liabilities:
Interest-bearing demand and savings	0.99	$849,029	2,058	0.98	$498,969	1,391	1.13
Time deposits	2.14	1,675,336	8,599	2.08	1,379,692	12,649	3.72
Total deposits	1.75	2,524,365	10,657	1.71	1,878,661	14,040	3.03
Short-term borrowings and repurchase agreements	0.96	377,453	993	1.07	382,189	1,532	1.63
Subordinated debentures issued to capital trust	1.82	30,929	136	1.79	30,929	253	3.32
FHLB advances	4.07	168,517	1,397	3.36	129,975	945	2.95

Total interest-bearing liabilities	1.78	3,101,264	13,183	1.72	2,421,754	16,770	2.81
Non-interest-bearing liabilities:
Demand deposits		249,052			144,395
Other liabilities		23,017			19,820
Total liabilities		3,373,333			2,585,969
Stockholders’ equity		305,849			239,806
Total liabilities and stockholders’ equity		$3,679,182			$2,825,775

Net interest income:
Interest rate spread	3.37%		$26,571	3,47%		$17,530	2.69%
Net interest margin*				3.47%			2.81%
Average interest-earning assets to average interest-bearing liabilities		100.2%			104.5%

______________
*Defined as the Company’s net interest income divided by total interest-earning assets.